Exhibit 10.6

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into by and between MICHAEL MONA III, an individual (“Executive”), and CV SCIENCES, INC., a Delaware corporation (the “Company”) as of March 16, 2017 (the “Effective Date”), with reference to the following facts:

RECITALS

A.                On July 6, 2016 Executive and the Company entered into that certain Employment Agreement (the “Agreement”), a copy of which is attached hereto and incorporated herein by this reference as Exhibit A;

B.                 Each of the parties hereto desires to enter into this Amendment to amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Bonus Compensation. A new subsection (c) of Section 2.2 is added to the Agreement, as follows:

“(c) Additional Bonus Compensation. Upon the closing of a Liquidity Event, the Company shall pay (or arrange for the payment) to Executive in cash the sum equal to two percent (2%) of the Gross Closing Proceeds (the “Liquidity Bonus”), subject to a cumulative cap of $750 million for payment of the Liquidity Bonus and any liquidity bonus payable to Michael Mona, III.

(i)                 “Liquidity Event” shall mean and include (A) a licensing of the CBD Drug Product or any other intellectual property asset of the Company, or (B) (i) the direct or indirect sale or transfer, in a single transaction or a series of related transactions, by the stockholders of the Company of voting securities, in which the holders of the outstanding voting securities of the Company immediately prior to such transaction or series of transactions hold securities possessing less than twenty percent (20%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such transaction or series of related transactions, (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation, (iii) a reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger, or (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s). A “CBD Drug Product” means an FDA-approved drug utilizing Cannabidiol as the active pharmaceutical ingredient.

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(ii)              “Gross Closing Proceeds” shall mean shall mean and include all cash sums payable to the Company or its stockholders in connection with a Liquidity Event at the closing of a transaction constituting a Liquidity Event, and not including any deferred payments, earnouts, ongoing royalty payments or other contingent or deferred compensation.

(iii)            If any payments to Executive in connection with a Liquidity Event would be subject to the excise tax under Sections 280G or 4999 of the Internal Revenue Code on excess parachute payments, the Company will "gross up" Executive’s compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to Executive do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments will be reduced to the extent necessary to avoid the imposition of the excise tax and no "gross up" will be paid, and (b) if the aggregate parachute payments that would otherwise be made to Executive exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, and Executive will individually bear fifty percent (50%) of the excise tax and the Company will "gross up" Executive’s compensation to account for the remaining fifty percent (50%) of the excise tax.

As an example, if the amount that would be payable to Executive in connection with a Liquidity Event without triggering the excise tax is $900,000, and the actual amount payable pursuant to this Agreement is $975,000, then pursuant to subsection (a) above, the Company may reduce the payment by $75,000 so that the payment made to Executive does not trigger the excise tax. The Company may take this action because the amount payable to Executive is less than 110% of the amount that may be paid without triggering the excise tax (which is $990,000). If, on the other hand, the amount payable pursuant to this Agreement is $1 million, then because such amount exceeds 110% of the maximum amount that could be paid without triggering the excise tax, the Company may not reduce the payment. In such event, and pursuant to subsection (b), above, Executive shall be responsible for the full amount of the excise tax but the Company shall “gross up” his compensation equal to fifty percent (50%) of the excise tax imposed upon Executive.”

2.                  Liquidity Bonus on Termination. A new subsection 4.7(c) shall be added as follows:

“Subsequent to termination of Executive’s employment with the Company for any reason other than for Cause (as defined herein), Executive shall be entitled to receive the Liquidity Bonus regardless of whether Executive continues to be engaged by the Company in any capacity at the time of the Liquidity Event.”

3.                  Conflict. If there is a conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control. Except as modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

CV SCIENCES, INC.

By: /s/ James McNulty

Name: James McNulty

Its: Chairman, Compensation Committee

/s/ Michael Mona III

Michael Mona III

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Exhibit A

EMPLOYMENT AGREEMENT

[see attached]

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